EXHIBIT 10.4

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into effective as of October 11, 2011, by and between Cornerstone Realty Fund, LLC, a California limited liability company (“Seller”) and Rexford Industrial Fund V, LP, a Delaware limited partnership (or its assignee, “Purchaser”), with reference to the following facts and circumstances:

R E C I T A L S

A. Seller and Purchaser previously executed and delivered that certain Purchase and Sale Agreement, dated September 1, 2011 (the “Original Agreement”) with respect to those certain real properties as more particularly described in the Original Agreement.

B. Seller and Purchaser previously executed and delivered that certain Amendment to Purchase and Sale Agreement, dated September 30, 2011 (the “First Amendment”).

C. Seller and Purchaser previously executed and delivered that certain Second Amendment to Purchase and Sale Agreement, dated October 4, 2011 (the “Second Amendment”).

D. Seller and Purchaser desire to modify the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

1)	Defined Terms. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Original Agreement, the First Amendment and the Second Amendment. From and after the date of this Amendment, all references to the “Agreement” in the Original Agreement, the First Amendment, the Second Amendment and this Amendment shall be deemed references to the Original Agreement as modified by the First Amendment, the Second Amendment and this Amendment.

2)	Property Inspection Period. The Property Inspection Period shall be extended to October 31, 2011, but only for environmental issues concerning the Zenith property located in Glenview, IL as described in section 6 below. All other contingencies of Buyer which would otherwise expire on October 11, 2011 shall be deemed satisfied or waived on October 11, 2011.

3)	Additional Deposit. The Additional Deposit shall be due on November 2, 2011.

4)	Closing. The Closing shall be on or before November 14, 2011.

5)	Purchase Price Reduction. The aggregate Purchase Price for the Property shall be reduced from Twenty-Five Million One Hundred Thousand Dollars ($25,100,000.00) to Twenty-Four Million Seven Hundred Ten Thousand Dollars ($24,710,000.00).

6)	Environmental Condition; Approval of Further Environmental Inspections. Purchaser has advised Seller that ADR Environmental Group, Inc. (“ADR”) has determined the potential existence of

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several contaminants on, under or about the property located in Glenview, IL (the “Zenith Property”) from previous review (the “Prior Work”) and that additional testing is necessary to further define the nature and scope of the environmental condition of the Zenith Property. Seller has received ADR’s Proposal for Subsurface Investigation, dated September 21, 2011 (the “Subsurface Testing Proposal”) attached hereto as Exhibit A. The Prior Work consisted of a Phase I study of the Zenith Property. Seller hereby grants Purchaser and its agents the right to access and enter the Zenith Property at all reasonable times (including those times contemplated, if any, by the Subsurface Testing Proposal) for the purposes of conducting subsurface and other tests, studies and analyses as described in the Subsurface Testing Proposal (“Subsurface Testing”). Notwithstanding any provisions of this Section 6 to the contrary, all Subsurface Testing shall be subject to the following conditions:

i)	All work shall comply with the terms and conditions of the Agreement.

ii)	Neither ADR nor its contractor shall be permitted to sample any groundwater.

iii)	ADR’s report of its findings shall be in a “draft form” until Seller reviews and approves the draft report.

iv)	Seller shall be notified via e-mail at least 72 hours prior to ADR accessing the Property so that it has sufficient opportunity to notify the tenants.

7)	Full Force and Effect; No Further Changes. Except as expressly modified by this Amendment, the Second Amendment, and the First Amendment, the Original Agreement remains in full force and effect without modification or impairment and any and all previous terminations of the Agreement are hereby rescinded.

8)	Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Any party may transmit its signature to this Amendment by facsimile of PDF, and such facsimile or PDF transmission shall constitute an original signature for all purposes.

(Signature Page Follows)

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed and delivered this Amendment as of the effective date first stated above.

“PURCHASER”

REXFORD INDUSTRIAL FUND V, LP,
a Delaware limited partnership

By:	REXFORD FUND V MANAGER, LLC,
a Delaware limited liability company,
Its Manager

	By:	REXFORD SPONSOR LLC,
a Delaware limited liability
company, Its Manager

By:
			Name:	Howard Schwimmer
			Its:	Manager

“SELLER”

CORNERSTONE REALTY FUND, LLC, a
California limited liability company

By:	CORNERSTONE INDUSTRIAL
PROPERTIES, LLC, a California limited
liability company, Its Managing Member

	By:	CORNERSTONE VENTURES,
INC, a California corporation,
Its Managing Member

By:
			Name:	Sharon Kaiser
			Its:	CFO

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Exhibit A

(See Attached)

ADR Environmental Group, Inc.
225 30th Street — Suite 202 — Sacramento, CA 95816	(888) 622-3734 — (916) 921-0600 — FAX (916)648-6680

September 21, 2011	REXF 01-149R

Mr. Howard Schwimmer

Rexford Industrial Realty and Management, LLC

11620 Wilshire Boulevard, Suite 300

Los Angeles, California 90025

Subject:	Proposal to Perform Subsurface Investigation Multi-Tenant Business Center 500 - 560 Zenith Drive Glenview, Illinois 60016

Dear Mr. Schwimmer

ADR Environmental Group, Inc. (ADR) is pleased to present this proposal to perform a subsurface investigation at 500 - 560 Zenith Drive in Glenview, Illinois (subject Property), According to information provided to ADR, an oil/water separator is located within the 530 Zenith Drive tenant space and a decommissioned oil/water separator is located within the 548 Zenith Drive tenant space. Given the potential environmental concerns associated with the two oil/water separators, ADR proposes to collect and analyze soil and soil vapor samples to evaluate the subsurface at selected locations in the vicinity of these features. A cost estimate far these services is included in this proposal.

Site Description

The subject Property, located in a light industrial and residential area of Glenview, consists of a triangular-shaped parcel totaling approximately 2.5 acres occupied by three multi-tenant light industrial buildings totaling approximately 38,000 square feet. The subject Property is occupied by several different light industrial and commercial businesses, and a cellular telephone tower. The remaining portions of the site consist of asphalt-paved drives, asphalt- and concrete-paved parking areas, and minor landscaped areas. Vehicle access onto the property is provided from one driveway off Central Road to the north. The elevation of the subject Property is approximately 640 feet above mean sea with a gentle topographic gradient toward the southwest. The depth to shallow groundwater in the vicinity of the site is estimated to be approximately 12 feet below ground surface (bgs).

Background

In December 2004, a Phase I Environmental Site Assessment Report (ESA) was prepared by ENVIRON International Corporation (EIC) for the subject Property, EIC determined that subject Property was originally developed in 1978 with the three multi-tenant light industrial buildings observed during the site inspection. Prior to its development, the site was structurally undeveloped agricultural land. EIC identified no on-site environmental concerns with the exception that hazardous waste containers lacked secondary containment. Though not required, EIC recommended secondary containment be provided for the waste containers.

Mr. Howard Schwimmer September 21, 2011 Page 2 of 4	REXF 01-149R

In September 2011, ADR prepared an ESA for the subject Property. From a review of available historical information, it was determined that in 1978 the subject Property was developed with the three light industrial buildings observed during the site inspection and, between 1986 and 1994, the cellular telephone tower observed during the site inspection was constructed in the south corner of the site. Prior to its development and since at least 1951, the site was structurally undeveloped land. Since its development, the subject Property has been occupied by ceramic shops that build dental implements such as bridges, crowns and false teeth; a vehicle collision repair facility; Maine Township Office of Emergency Services offices; contractors; and other light industrial/commercial tenants.

During the course of the Phase I ESA the following recognized environmental conditions were identified:

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A trench drain was observed in the Car Central Clinic space at 530 Zenith Drive. This drain discharges to a 3-stage oil/water separator that is also located in the tenant space, and then discharges into the sanitary sewer system. According to Mr. Dennis Foster, owner of Car Central Clinic, the oil/water separator was present in 1982 when Car Central Clinic moved into this space. The oil/water separator was installed for the previous tenant, who also performed collision repair. The trench drain is cleaned at the end of each week to remove “bondo” sanded off the bodies of repaired vehicles so that it does not enter the oil/water separator. The oil/water separator is cleaned out approximately once every five years by Jim’s Sewer Service. However, based on the industrial use of the tenant space and known uses of solvents and petroleum products on site in a time of lesser environmental awareness, it is possible that these materials were also passed through the oil/water separator. Since oil/water separators can be a source of environmental impact through cracks in the separator vaults and/or leaks at the pipe connections, ADR concluded that this oil/water separator represents a recognized environmental condition.

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An area where an oil/water separator was previously located was observed in the Service Master space at 548 Zenith Drive. A facility that used to wash their vehicles inside the space previously occupied this suite. When they moved out, the sludge was removed from the discharge pipe to the sewer system. The sewer system was subsequently plugged and the oil/water separator filled and paved over. It is not known how long this feature was in operation and what type of materials passed through it. Since oil/water separators can be a source of environmental impact through cracks in the separator vaults and/or leaks at the pipe connections, ADR concluded that this oil/water separator represents a recognized environmental condition.

Based on these findings, ADR recommended conducting subsurface investigations in the vicinity of the current and former oil/water separators to determine if these features have adversely impacted the subject Property.

Scope of Services

The work described in this proposal is intended to assess the presence or absence of petroleum hydrocarbons and volatile organic compounds (VOCs) in soil and soil vapor next to the current and former oil/water separators and is not intended to delineate the extent of contamination, if any, caused by contaminant releases. The intended scope of services is outlined on the follow page:

Mr. Howard Schwimmer September 21, 2011 Page 3 of 4	REXF 01-149R

Task I - COORDINATION

Prepare a site Safety and Health Plan for the project. ADR will also notify public and private underground utility locator services, contract with a licensed driller and accredited laboratory, and schedule field activities.

Task II - SOIL BORING FIELD WORK

At selected locations at the subject Property, ADR will advance four soil borings, using direct push drilling methods, to the top of the water table capillary fringe (estimated at a depth of approximately 12 feet bgs) or refusal, whichever comes first. More specifically, two soil borings will be advanced next to the oil/water separator (one boring at each end) located within the 530 Zenith Drive tenant space and two soil borings will be advanced next to the decommissioned oil/water separator (one boring at each end) located within the 548 Zenith Drive tenant space. Soil samples will be collected at 5 foot or less vertical intervals from each boring. Soil retained for possible chemical analysis will be collected from a section of the sample liner with a TerraCore soil sampler. Other portions of the soil recovered will be used for soil classification (in accordance with the guidelines of ASTM D-2487-85) and photoionization detector (PID) screening. Additionally, a discrete soil vapor sample will be collected in Tedlar bags at a depth of 5 feet bgs from each soil boring. After collection of soil and soil vapor samples, each borehole will be abandoned by filling with a bentonite/cement slurry. The surface will be patched as necessary to match the surrounding surface materials.

Task IV - LABORATORY ANALYSIS

Based on PID readings and visual and olfactory evidence, selected soil samples (one per boring) collected from the soil borings will be submitted to a state-certified analytical laboratory for analysis of total petroleum hydrocarbons as gasoline, diesel, and oil by EPA Method 8015 and VOCs by EPA Method 8260B. Each soil vapor sample will be analyzed for VOCs by method TO-15.

Task V - REPORT

Upon receipt of analytical results, site data will be compiled and evaluated and a report will be prepared and submitted to the client. The report will contain an assessment of the sampled soil and soil vapor quality. ADR’s conclusions and recommendations, if any, will be included in the report.

Estimated Fees for Services

Based on the site information provided and the described Scope of Services, ADR estimates that the total fees and expenses for the work will be $7,910.00. If obstructions, interference or other unforeseen conditions (i.e. refusal with the proposed drilling method) are encountered that will affect price and/or schedule, ADR will immediately advise you of the circumstances and available alternatives so we can identify a mutually satisfactory solution. Additionally, this cost estimate excludes the cost of disposal of any drummed drilling cuttings or rinsate water generated during the project. ADR will not be responsible for replacing ground cover at boring locations beyond concrete or asphalt patch.

Mr. Howard Schwimmer September 21, 2011 Page 4 of 4	REXF 01-149R

Tentative Schedule

ADR will implement the proposed work within 5 working days of client approval. The actual work date will depend upon driller availability. Assuming all drilling locations are accessible, field work is anticipated to take 1 day to complete. Laboratory analytical results are generally available 10 working days after submittal of samples. ADR’s report of results will be submitted within 5 days of the receipt of laboratory results.

Terms and Conditions

This offer is good for 30 days. After 30 days, ADR will either extend the offer or revise the proposal. Terms of the sale are payment in full prior to commencement of work. If you have any questions, please call me or Larry A. Flora.

Sincerely,

ADR ENVIRONMENTAL GROUP, INC.

Kevin F. Gallagher
Project Manager

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